UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 17, 2020, Standard General posted additional materials on www.TomorrowsTEGNA.com, the website established by Standard General to communicate with the shareholders of the Company that contains information regarding the above solicitation. This filing contains screenshots, filed herewith as Exhibit 1, of such additional materials posted on the website.

About Standard General L.P.

Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. For more information, please visit http://www.standardgenerallp.com/.

Investor Contacts

Bruce Goldfarb / Jason Alexander / Pat McHugh

Okapi Partners

info@okapipartners.com

(212) 297-0720

Media Contacts

media@standgen.com

STANDARD GENERAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR: OKAPI PARTNERS LLC, BRUCE GOLDFARB / JASON ALEXANDER / PAT MCHUGH, 212-297-0720, INFO@OKAPIPARTNERS.COM

Exhibit 1

Screenshots of Additional Materials Posted on www.TomorrowsTEGNA.com

TOMORROW'S TEGNA

HOME SHAREHOLDER MATERIALS OUR NOMINEES HOW TO VOTE WHAT THEY'RE SAYING ▾ ABOUT STANDARD GENERAL

ISS Recommends Shareholders Vote on Standard General's WHITE Proxy Card for Change at TEGNA

About Standard General | Shareholder Materials

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What Is This Vote For?

How Do You Vote?

Who Are The Nominees?

Standard General and its four diverse, independent and highly qualified nominees for TEGNA's Board are committed to creating value for all TEGNA shareholders.

We believe TEGNA should be the premier pure-play local affiliate broadcasting company, and that fundamental changes in TEGNA's strategy, business operations and governance are critical to transform TEGNA from a perennial underachiever to a top-tier operator.

For Tomorrow's TEGNA

Our Nominees.

TOMORROW'S TEGNA
HOME SHAREHOLDER MATERIALS OUR NOMINEES HOW TO VOTE WHAT THEY'RE SAYING ▾ ABOUT STANDARD GENERAL

Industry Experts and Third Party Commentary

"**There's a lot of rigor in [Soo Kim's] analysis. He's very thoughtful in his approach. He saw the value in broadcasting when he took a position in Young**. I think he quickly realized the industry was about to consolidate and wanted to participate in that upside."

– George Mahoney, Former President & CEO, Media General; September 24, 2014

"Despite the beat and positive outlook, **TGNA shares traded down** -6% relative to the market +0.2% and broadcaster peers mostly up [following Q4 and full year 2019 earnings]. We think this **reflects a view that management will continue to pursue its current strategy** as opposed to a sale, as some investors may have thought or hoped for after involvement from activist funds."

– JP Morgan; February 11, 2020

"[Soo Kim] **has a history of building media companies through deal-making and creating value.**"

– Indianapolis Business Journal; July 19, 2019

"**Tegna has lost half of its value over the past six months** as the company's operating revenue has fallen short of analyst projections amid slower-than-expected sales in a non-political year. **The company has also struggled to find the right core of investors in the wake of Gannett's decision to separate its TV-stations from its legacy print businesses.**"

– TheStreet; October 2, 2017

TOMORROW'S TEGNA
HOME SHAREHOLDER MATERIALS OUR NOMINEES HOW TO VOTE WHAT THEY'RE SAYING ▾ ABOUT STANDARD GENERAL

ISS Recommends Shareholders Vote on Standard General's WHITE Proxy Card for Change at TEGNA

"The key change that appears necessary is confirming the board's openness to negotiating with potential bidders. As such, votes are warranted on the **WHITE** card."

"The discount that the market applies to its value of TEGNA's EBITDA suggests that **investors do not trust the guidance communicated by TEGNA** in the same way that the guidance from TEGNA's peers is respected."

"**The most glaring absence from the board is shareholder representation. As of March 20, all directors and executive officers as a group owned 1,324,341 shares, or approximately 0.61 percent of outstanding shares**."

"The dissident campaign suggests that the **presence of a major shareholder representative on the board could provide shareholders with added assurance** that the company is sincere in its efforts to reengage with bidders."

"TEGNA's presentation of the facts in **its communication with shareholders raises concerns**."